Exhibit 99.1

Bausch & Lomb Enters into Merger Agreement with Warburg Pincus

Bausch & Lomb Shareholders to Receive $65.00 per Share in Cash;

Transaction Valued at $4.5 Billion

ROCHESTER, N.Y. – May 16, 2007 – Bausch & Lomb (NYSE:BOL) announced today that it has entered into a definitive merger agreement with affiliates of Warburg Pincus, the global private equity firm, in a transaction valued at approximately $4.5 billion, including approximately $830 million of debt.

Under the terms of the agreement, affiliates of Warburg Pincus will acquire all of the outstanding shares of Bausch & Lomb common stock for $65.00 per share in cash. This represents a premium of approximately 26% over the volume weighted average price of Bausch & Lomb's shares for 30 days prior to press reports of rumors regarding a potential acquisition of the Company.

Bausch & Lomb's Board of Directors, following the recommendation of a Special Committee composed entirely of independent directors, has unanimously approved the agreement and recommends that Bausch & Lomb shareholders approve the merger.

William H. Waltrip, lead director and chairman of the Special Committee of the Bausch & Lomb Board of Directors, said, "After extensive negotiations and careful and thorough analysis, together with our independent advisors, the Special Committee and our board have unanimously endorsed this transaction as in the best interest of the Company and our shareholders. We are pleased that this transaction appropriately recognizes the value of Bausch & Lomb's highly respected brand and innovative products in the eye care industry, while providing our shareholders with an immediate and substantial cash premium for their investment in Bausch & Lomb."

Ronald L. Zarrella, chairman and CEO of Bausch & Lomb, said, "We believe this transaction with Warburg Pincus is good for the Company's employees, partners in the eye care profession, and customers, as well as our shareholders. As a private company, Bausch & Lomb will have greater flexibility to focus on our long-term strategic direction to be a global leader in providing innovative and technologically advanced eye health products to eye care professionals and consumers. We are proud to partner with Warburg Pincus, a distinguished firm with a strong reputation and proven track record of success in acquiring and guiding healthcare companies. Warburg Pincus understands our industry and our business well, and will be a tremendous asset as we build upon our leadership position and continue to implement our strategic plan to deliver enhanced value for our customers worldwide. The firm shares our confidence in Bausch & Lomb's future and will support our people in achieving our long-term goals. Our success is driven by the ongoing efforts of our talented employees around the world and I thank them for their continued hard work and dedication. We look forward to working with Warburg Pincus to quickly complete the transaction."

Commenting on the announcement, Elizabeth H. Weatherman, a Warburg Pincus managing director, said, "Bausch & Lomb is an exceptional company, with significant potential and a strong commitment to its employees, partners and customers worldwide." Ms. Weatherman, who leads the firm's medical device investment activities, added, "This investment reflects a unique blend of our deep domain expertise in medical technology, pharmaceuticals and healthcare, which has been a focus area for Warburg Pincus since 1973."

The transaction is subject to certain closing conditions, including the approval of Bausch & Lomb's shareholders, regulatory approvals and the satisfaction of other customary closing conditions. There is no financing condition to consummate the transaction. Bausch & Lomb expects to hold a Special Meeting of Stockholders to consider and vote on the proposed merger and merger agreement, among other things. The transaction is expected to close promptly following the satisfaction of all closing conditions.

Under the merger agreement, Bausch & Lomb may solicit superior proposals from third parties during the next 50 calendar days. To the extent that a superior proposal solicited during this period leads to the execution of a definitive agreement, Bausch & Lomb would be obligated to pay a $40 million break-up fee to affiliates of Warburg Pincus. In accordance with the agreement, the Board of Directors of Bausch & Lomb, through its Special Committee and with the assistance of its independent advisors, intends to solicit superior proposals during this period. In addition, Bausch & Lomb may, at any time, subject to the provisions of the merger agreement, respond to unsolicited proposals. Bausch & Lomb advises that there can be no assurance that the solicitation of superior proposals will result in an alternative transaction.

Bausch & Lomb does not intend to disclose developments with respect to this solicitation process unless and until its Board of Directors has made a decision regarding any alternative proposals.

Morgan Stanley & Co. Incorporated is acting as financial advisor to the Special Committee of the Bausch & Lomb Board of Directors and has delivered a fairness opinion. Wachtell Lipton Rosen & Katz is acting as legal counsel to the Special Committee in this transaction. Banc of America, Citi, Credit Suisse and JPMorgan served as the financial advisors to Warburg Pincus, and Cleary Gottlieb Steen & Hamilton LLP is acting as legal advisor to Warburg Pincus.

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About Bausch & Lomb

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York, and employs approximately 13,000 people worldwide. Its products are available in more than 100 countries. More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.

About Warburg Pincus

Warburg Pincus has been a leading private equity investor since 1971. The firm currently has approximately $20 billion of assets under management investing from nine offices around the world. Since inception, Warburg Pincus has invested $26 billion in 570 companies in 30 countries and across a range of sectors, including healthcare, consumer and retail, industrial, financial services, energy, real estate and technology, media and telecommunications. The firm has invested $4.8 billion in healthcare-related companies around the world, including approximately $1.5 billion in medical devices and $1.65 billion in life science and pharmaceutical companies. Notable medical device and pharmaceutical investments include: American Medical Systems (Nasdaq: AMMD), ev3 (Nasdaq: EVVV), Kyphon (Nasdaq: KYPH), Tornier, Wright Medical Group (Nasdaq: WMGI), The Medicines Company (Nasdaq: MDCO), Zentiva (LSE: ZEND, PSE: ZENTIVA) and Harbin Pharmaceutical. Warburg Pincus counts among its other signature investments: Knoll (NYSE: KNL), Neiman Marcus, NeuStar (NYSE: NSR), Bharti Tele- ventures (BSE: Bharti) and WNS Global Services (NYSE: WNS). For more information please visit www.warburgpincus.com.

Forward Looking Statements

This news release contains, among other things, certain statements of a forward-looking nature. Such statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against the Company and others following the announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the merger; (4) the failure to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (6) other factors described in the Company's filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q, 12b-25 and 8-K. Many of the factors that will determine the outcome of the subject matter of this communication are beyond the Company's ability to control or predict. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward- looking statements, whether as a result of new information, future results or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, a proxy statement of Bausch & Lomb and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY

STATEMENT AND THE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BAUSCH & LOMB AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) a well as other filed documents containing information about Bausch & Lomb at www.sec.gov, the SEC's free internet site. Free copies of Bausch & Lomb's SEC filings are also available on Bausch & Lomb's internet site at www.bausch.com.

Interests of Participants

The Company and its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company's stockholders in favor of the proposed transaction. Additional information regarding the interests of potential participants in the proxy solicitation will be included in the definitive proxy statement and other relevant documents that the Company intends to file with the SEC in connection with the scheduled special meeting of its stockholders.

Contact:

Bausch & Lomb Media:
Michael L. McDougall, 585-338-5469
mmcdougall@bausch.com
or
Joele Frank, Wilkinson Brimmer Katcher
Matthew Sherman/Andrea Salas, 212-355-4449
msherman@joelefrank.com/asalas@joelefrank.com
or
Investor Relations
Daniel L. Ritz, 585-338-5802
dritz@bausch.com
or
Warburg Pincus
Julie Johnson Staples, 212-878-9325
jjohnson@warburgpincus.com